Exhibit 10.1

PRIVATE AND CONFIDENTIAL

December 20, 2018

Douglas S. Boothe

Dear Doug,

On behalf of Akorn, Inc. we are pleased to provide you with this offer letter setting forth the terms of your offer of employment (“Offer Letter”). It confirms the verbal offer previously extended to you for the position of President and Chief Executive Officer of Akorn, Inc. (the “Company”) reporting to the Company’s Board of Directors (“Board”) with your Start Date (as defined below). This position will be located at our corporate offices in Lake Forest, Illinois. Your employment commencement date will be January 1, 2019 (“Start Date”).

Your annualized target compensation opportunity will be as follows:

Annualized Compensation (Target Opportunity)

Annual Base Salary	$800,000

Annual Incentive Plan (Target – 100%*)	$800,000

Annual Long-Term Incentive (Target – 350%*)	$2,800,000

* Target as a percent of Annual Base Salary; Additional details are in sections below.

Your Annual Base Salary will be subject to an annual review by the Board and increase in the Board’s sole discretion.

Annual Incentive Plan

You would be eligible to participate in Akorn’s Performance Incentive Plan. As Chief Executive Officer, your target award opportunity is equal to 100% of your Annual Base Salary. The actual amount you will receive may be lower or higher, depending upon your individual performance and the Company’s overall performance during the year. In addition, you would be eligible for an incremental bonus in the amount of 50% of Annual Base Salary if the Company exceeds key performance targets for the year. Incentive compensation is subject to plan details and annual Board approval of the payout.

Long-Term Incentive (Annual Equity Program)

You will be eligible to fully participate in the Company’s annual equity program. Equity grants are typically made in the first half of the calendar year. Your first full annual cycle grant would be in 2020 and would have a target value of 350% of your Annual Base Salary. The Company’s plan gives the Board the ability to make these awards in a number of forms: restricted stock units, performance share units and stock options are the most common forms that are used. The actual number of shares, units or options will be determined pursuant to the Company’s specific valuation methodology (e.g. Black-Scholes value for stock options).

All equity grants are subject to the terms and conditions of the Company’s 2017 Omnibus Incentive Plan (“Plan”) and the applicable annual grant agreements. The annual equity program described above is based on our current design and the Company reserves the right to change the annual equity program at any time.

Inducement Equity Award

As part of your offer of employment, within one week of your Start Date (“Award Date”), you will be granted an initial equity award with a target value of $4,000,000.

This award will be allocated as follows (with the actual number of shares, units, or options determined pursuant to the Company’s specific valuation methodology):

•	$2,000,000 in restricted stock units, granted on Award Date that vest 25% on each anniversary of the Award Date over the next four (4) years.
•	$1,000,000 in non-qualified stock options, granted on Award Date that vest 25% on each anniversary of the Award Date over the next four (4) years.
•	$1,000,000 in performance stock units, granted on Award Date. These performance share units will be subject to the achievement of financial results which for this award is the average closing sales price of the Company’s common stock quoted on the NASDAQ Global Select Market (or such other securities exchange on which the shares are listed). A number of performance stock units will be granted on the Award Date. The performance stock units will vest on the fourth anniversary of the award date. The total number of units vesting can range from 0 to 300% of the number of performance stock units granted depending upon the achievement outlined in the table below:

Percent of award vesting on 4th anniversary	AKRX closing sales price (as defined)
0	Less than $8.00
50%	$8.00
100%	$11.00
150%	$13.00
200%	$15.00
300%	$20.00

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal to five (5) times your Annual Base Salary at your Start Date. Under current guidelines, you will have five (5) years from the Start Date to achieve this level of ownership. Until the specified ownership level is met, you will be required to retain 50% of all shared acquired upon option exercises and the vesting of restricted stock units and performance stock units (in both cases, less shares withheld to pay taxes or costs of exercise). The value of a share shall be measured as the greater of the then current market price or the closing sale price of the Company’s common stock on the acquisition date. For purposes of the ownership guidelines, stock ownership includes: shares purchased on the open market, shares owned jointly with, or separately, by your spouse or dependent children, shares held in trust for you or an immediate family member, shares held through any Company-sponsored plan, including the Employee Stock Purchase Plan, shares obtained through the exercise of stock options and 50% of unvested restricted shares of stock. The Company reserves the right to change the guidelines at any time.

Board of Directors Membership

Following your Start Date, you agree to accept an appointment as a member of the Board should the Board make such an appointment. Once you accept an appointment as a member of the Board, at each subsequent applicable annual meeting of the Company’s stockholders, should the Board nominate and recommend your election by the Company’s stockholders as a director you will continue to accept the appointment. Upon Termination for any reason, you shall resign your director position immediately upon the request of the Board.

Relocation

We will provide you with an executive relocation program to enable your move from New Jersey to Illinois which we agree will be complete by December 31, 2020. Given that you will be immediately residing in Illinois, to facilitate your initial establishment here the Company will provide you with a one-time $150,000 taxable lump sum payment above and beyond payments made in conjunction with the executive relocation program. This payment will be made at the first payroll date following the Start Date.

Other benefits

You will be eligible for benefits which include medical, dental, prescription drug, vision, Smart-Choice (Akorn’s 401(k) Retirement Savings Program), flexible spending accounts, an Employee Assistance Program, life, disability insurance and four (4) weeks of Paid Time Off (PTO).

As a convenience, we would automatically enroll you in Smart Choice (Akorn’s 401(k) Retirement Savings Plan Program). We would defer four percent (4%) of your pre-tax pay, effective the first payroll following eligibility; eligibility is defined as the first of the month following your Start Date. Your savings will be invested in the Fidelity Freedom Funds. You may change or discontinue your deferment at any time and you may move your savings to different funds once you have begun employment.

Other Terms and Conditions

In conjunction with the Offer Letter, the Board is offering you an Executive Agreement (“Agreement”) a copy of which has been included. In addition to the Agreement, you will be required to sign our Code of Ethics as a condition of employment. This is enclosed for your reference.

Your employment at Akorn would be “at-will”, which means that either you or the Company may terminate employment at any time. Nothing in this letter should be interpreted as a contract of employment.

Our offer of employment will remain open for two (2) days from the date of this letter and is contingent upon the satisfactory completion of government employment eligibility paperwork, our receipt of acceptable references, and the satisfactory completion of a background check. In addition, you assure us that you are free of any contractual obligations from your current employer or former employers that will impede your contributions to Akorn.

The Board is pleased to have you join Akorn as our President and Chief Executive Officer and we look forward to working closely with you.

Should you agree to the terms set forth in the Offer Letter and the Executive Agreement, we request that you sign and date the Offer Letter below and return the executed Offer Letter and the executed copies of the Agreement.

Sincerely,

/s/ Alan Weinstein	/s/ Gregory Lawless

Alan Weinstein	Gregory Lawless
Chairman, Akorn, Inc.	Chief Human Resources Officer

I accept this offer of employment and understand the terms and conditions outlined above.

/s/ Douglas S. Boothe	12/20/2018

Douglas S. Boothe	Date